Exhibit 4.11
SUBSCRIPTION AGENT AGREEMENT
     THIS SUBSCRIPTION AGENT AGREEMENT (“Agreement”) between HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (the “Company”), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the “Registrar and Transfer”), is dated as of November 10, 2010.
     1. Appointment.
     (a) The Company is distributing to its shareholders of record at the close of business on September 29, 2010 (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase (the “Rights Offering”) up to an aggregate of one hundred million (100,000,000) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of $0.40 per Right (the “Subscription Price”). The term “Subscribed” shall mean submitted for purchase from the Company by a shareholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.
     (b) The Rights Offering will expire on December 10, 2010 at 5:00 p.m. New York City Time (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in its sole discretion, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.
     (c) The Company filed a Registration Statement on Form S-1 (File No. 333-169980) relating to the Rights Offering with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on October 18, 2010 (the “Registration Statement”). The terms of the Rights Offer are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement at the time such Registration Statement may be declared effective by the SEC. A copy of the Prospectus is attached hereto as Exhibit 1. All terms used and not defined herein shall have the same meaning as in the Prospectus. Registrar and Transfer has provided the Company with a list of holders of Common Stock as of the Record Date (the “Record Shareholders List”) that is attached hereto as Exhibit 2.
     (d) The Company hereby appoints Registrar and Transfer to act as subscription agent (the “Subscription Agent”) for the Rights Offering in accordance with and subject to the following terms and conditions.
     2. Subscription of Rights.
     (a) The Rights are evidenced by subscription rights certificates (the “Certificates”), a copy of the form of which is attached hereto as Exhibit 3. The Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Common Stock at the rate stated on the Certificate (the “Basic Subscription Right”). No fractional shares will be issued.
     (b) The Rights Offering includes an over-subscription privilege entitling the subscribing shareholders who exercise their Basic Subscription Right in full to subscribe and pay the Subscription Price for additional shares of Common Stock to the extent not subscribed by other eligible shareholders (the “Over-Subscription Privilege”). Reference is made to the Prospectus for a complete description of the Basic Subscription Right and the Over-Subscription Privilege and the allocation thereof.
3. Duties of Subscription Agent. As Subscription Agent, Registrar and Transfer is authorized and directed to:
     (a) Immediately issue the Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record or other nominees on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.
     (b) If requested by the Company, print copies of all documents sent to Registrar and Transfer by the Company that are to accompany the Prospectus and Rights Certificates being mailed by Registrar and Transfer to holders of Common Stock (listed in sections (3)(c)(i) and (ii) of this agreement), including those documents being mailed to the Company’s 401(k) participants (listed in section (3)(c)(iii) of this agreement).
     (c) Promptly after execution hereof:
     (i) mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each holder of Common Stock of record on the Record Date, (1) a Certificate evidencing the Rights to which such shareholder is entitled under the Rights Offering, (2) a copy of the Prospectus, (3) a suitable cover letter in the form supplied by the Company, (4) instructions as to the use of the Hampton Roads Bankshares, Inc. Certificate, (5) notice of tax information, and (6) a return envelope addressed to the Subscription Agent.
     (ii) mail or cause to be mailed, by air mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each Security Dealer, Commercial Bank, Trust Companies and Other Nominee, (1) a form of letter that may be sent to their clients for whose accounts they hold shares of Common Stock registered in their name or the name of their nominee, with an attached form of instructions, (2) a Beneficial Owner Election Form, and (3) a Nominee Holder Certification, in addition to the mailing or delivery of the documents listed in paragraph (3)(b)(i) above.
     (iii) if requested by the Company, mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each holder of Common Stock through the Company’s 401(k) plans, (1) a copy of the Prospectus, (2) a suitable cover letter in the form supplied by the Company, (3) a Q&A letter explaining the election for 401(k) plan participants to participate in the Rights Offering, (4) an Rights Offering Election Form, and (6) a return envelope addressed to the 401(k) plan administrator. A list of 401(k) plan participants and addresses will be provided to

Registrar and Transfer from the Company at least two (2) business days prior to the expected mailing date.
     (d) Mail or deliver (which delivery may be done electronically through the facilities of DTC or otherwise) a copy of the Prospectus with certificates for shares of Common Stock when such are issued to persons other than the registered holder of the Certificate.
     (e) Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Certificates and the Prospectus.
     (f) Subject to the next sentence, accept Subscriptions from shareholders whose Certificates are alleged to have been lost, stolen or destroyed upon receipt by Registrar and Transfer of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance reasonably satisfactory to Registrar and Transfer, accompanied by payment of the Subscription Price for the total number of Rights Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Certificates and Registrar and Transfer shall withhold delivery of the Rights Subscribed for until after the Certificates have expired and it has been determined that the Rights evidenced by the Certificates have not otherwise been purported to have been exercised or otherwise surrendered.
     (g) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:
     (i) if the Certificate is registered in the name of a fiduciary and is executed by, and the Rights are to be issued in the name of, such fiduciary;
     (ii) if the Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Rights is issued in the names of, and is to be delivered to, such joint tenants;
     (iii) if the Certificate is registered in the name of a corporation or other entity and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Rights are to be issued in the name of such corporation or entity; or
     (iv) if the Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided, the Rights are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be. The signature of the person purporting to act as such individual’s executor, administrator or personal representative must be Medallion Signature Guaranteed.

     (h) Accept Subscriptions not accompanied by Certificates if submitted by a broker, commercial bank or trust company that held the rights in street name (electronically through the facilities of DTC) having an office in the United States and accompanied by proper payment for the total number of Rights Subscribed for.
     (i) Refer to the Company, for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Certificates.
4. Acceptance of Subscriptions. Upon acceptance of a Subscription, Registrar and Transfer shall from time to time during the offering:
     (a) Hold all monies received in a dedicated, non-interest bearing account for the benefit of the Company. Promptly following the Expiration Time, Registrar and Transfer shall distribute to the Company the funds from exercise of the Basic Subscription Rights and Over-Subscription Rights in such account and following the Expiration Date issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates for shares of Common Stock issuable with respect to Subscriptions that have been accepted. Registrar and Transfer will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.
     (b) Advise the Company weekly by facsimile transmission and confirm by letter to the attention of Douglas J. Glenn (the “Company Representative”) as to the total number of shares of Common Stock Subscribed for, the total number of Rights partially Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone at (757) 217-3634, confirmed by facsimile transmission, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals; and
     (c) As promptly as possible but in any event on or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above of the number of shares Subscribed for and the number of shares of Common Stock unsubscribed for.
5. Completion of Rights Offering. Upon completion of the Rights Offering, at the Company’s direction:
     (a) Registrar and Transfer shall promptly issue (in physical form, via DRS book entry or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates for the Common Stock for which Subscriptions have been received.
     (b) The Certificates may be physical certificates but may, as instructed by the Company be issued electronically by DRS book entry or through the facilities of DTC.

     (c) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering.
     (d) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Common Stock issuable upon the exercise of the Certificates at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.
     (e) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the SEC and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Certificates or the issuance, sale, transfer and delivery of Common Stock issued upon exercise of Certificates.
     6. Procedure for Discrepancies. Registrar and Transfer shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Common Stock that any Certificate may indicate are to be issued to a shareholder and the number that may be issued to such shareholder. In any instance where Registrar and Transfer cannot reconcile such discrepancies by following such procedures, Registrar and Transfer will consult with the Company for instructions as to the number of shares of Common Stock, if any, it is authorized to issue. In the absence of such instructions, Registrar and Transfer is authorized not to issue any shares of Common Stock to such shareholder.
     7. Procedure for Deficient Items. Registrar and Transfer shall examine the Certificates received by it as Subscription Agent to ascertain whether they appear to have been properly completed and executed. In the event Registrar and Transfer determines that any Certificate does not appear to have been properly completed or executed, or where the Certificates do not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, Registrar and Transfer shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Registrar and Transfer is not authorized to waive any irregularity in connection with the Subscription, unless Registrar and Transfer shall have received from the Company the Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Certificate has been cured or waived and that such Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, Registrar and Transfer will return to the subscribing shareholder (at its option by either first class mail under a blanket surety bond or insurance protecting Registrar and Transfer and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Certificates or by registered mail insured separately for the value of such Certificates) to such shareholder’s address as set forth in the Subscription any Certificates surrendered in connection therewith and any other documents received with such Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Certificates and other documents.

     8. Date/Time Stamp. Each document received by Registrar and Transfer relating to its duties hereunder shall be dated and time stamped when received.
     9. Transfer Procedures. If certificates representing shares of Common Stock are to be delivered by Registrar and Transfer to a person other than the person in whose name a surrendered Certificate is registered, Registrar and Transfer shall issue no certificate for Common Stock until the Certificate so surrendered has been properly endorsed (or otherwise put in proper form for transfer).
     10. Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, Registrar and Transfer shall take such action as the Company reasonably instructs in writing.
     11. Termination. The Company may terminate this Agreement at any time by so notifying Registrar and Transfer in writing. Registrar and Transfer may terminate this Agreement upon 60 days’ prior written notice to the Company. Upon any such termination, Registrar and Transfer shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all Registrar and Transfer’s outstanding fees and expenses, Registrar and Transfer shall forward to the Company or its designee promptly any Certificate or other document relating to Registrar and Transfer’s duties hereunder that Registrar and Transfer may receive after its appointment has so terminated. Sections 12, 13, 14 and 19 of this Agreement shall survive any termination of this Agreement.
     12. Authorizations and Protections. As agent for the Company, Registrar and Transfer:
     (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Registrar and Transfer and the Company;
     (b) shall have no obligation to issue any shares of Common Stock unless the Company shall have provided a sufficient number of certificates for such Common Stock;
     (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Certificates surrendered to Registrar and Transfer hereunder or shares of Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;
     (d) shall not be obligated to take any legal action hereunder; if, however, Registrar and Transfer determines to take any legal action hereunder, and where the taking of such action might, in Registrar and Transfer’s judgment, subject or expose it to any expense or liability, Registrar and Transfer shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;
     (e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Registrar and Transfer and believed by it to be genuine and to have been signed by the proper party or parties;

     (f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;
     (g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;
     (h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions of officers of the Company with respect to any matter relating to Registrar and Transfer acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);
     (i) may consult with counsel satisfactory to Registrar and Transfer, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Registrar and Transfer hereunder in good faith and in reliance upon the advice of such counsel; and
     (j) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.
     13. Indemnification. The Company agrees to indemnify Registrar and Transfer for, and hold it harmless from and against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with Registrar and Transfer’s performance of its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Registrar and Transfer’s negligence or intentional misconduct.
     14. Limitation of Liability.
     (a) In the absence of negligence or intentional misconduct on its part, Registrar and Transfer shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall Registrar and Transfer be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Registrar and Transfer has been advised of the likelihood of such damages and regardless of the form of action. Any liability of Registrar and Transfer will be limited to the amount of fees paid by the Company hereunder.
     (b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Registrar and Transfer’s duties hereunder or the rights of the Company or of any holders surrendering certificates for shares of Common Stock pursuant to the Rights Offering, Registrar and Transfer shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Registrar and Transfer may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Registrar and Transfer and executed by the Company and each such shareholder and party. In addition, Registrar and Transfer may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the shareholders and all other parties that may have an interest in the settlement.
     15. Representations, Warranties and Covenants. The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation or bylaws of the Company or any indenture, agreement or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering will comply in all material respects with all applicable requirements of law, and (e) to the best of their knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offering.
     16. Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall (except as provided for in Section 18 hereof) be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:
If to the Company:
Hampton Roads Bankshares, Inc.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
Attn: Douglas J. Glenn, Esq.
Telephone: (757) 217-3634
Fax: (757) 217-3656
with a copy to:
Williams Mullen
999 Waterside Dr., Suite 1700
Norfolk, Virginia 23510
Attn: William A. Old, Jr.
Telephone: (757) 629-0613
Fax: (757) 629-0660
If to Registrar and Transfer:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
Attention: Reorg/Exchange Department

     17. Specimen Signatures. Set forth in Exhibit 3 hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to Registrar and Transfer the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.
     18. Instructions. Any instructions given to Registrar and Transfer orally, as permitted by any provision of this Agreement, shall, upon the request of Registrar and Transfer, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable. Registrar and Transfer shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.
     19. Fees. Whether or not any Certificates are surrendered to Registrar and Transfer, for its services as Subscription Agent hereunder, the Company shall pay to Registrar and Transfer those fees set forth on Schedule A, together with reimbursement for reasonable out-of-pocket expenses. All amounts owed to Registrar and Transfer hereunder are due upon receipt of the invoice.
     20. Force Majeure. Registrar and Transfer shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.
     21. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws, rules or principles.
     (b) No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.
     (c) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 16 to such other address as a party hereto shall notify the other parties in writing.
     (d) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to Registrar and Transfer’s duties, liabilities and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.
     (e) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

     (f) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.
     (g) This Agreement may not be assigned by any party without the prior written consent of all parties.
     (h) Sections 12, 13, 14 and 19 hereof shall survive termination of this Agreement.
     (i) This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.
(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

HAMPTON ROADS BANKSHARES, INC.
By:	/s/ Douglas J. Glenn
	Name:	Douglas J. Glenn
	Title:	Executive Vice President, General Counsel and Chief Operating Officer

REGISTRAR AND TRANSFER COMPANY, as Subscription Agent
By:	/s/ Nicola Glancaspro
	Name:	Nicola Glancaspro
	Title:	Vice President, Stock Transfer Operations

Exhibit 1: Prospectus
Exhibit 2: Record Date Shareholders List
Exhibit 3: Form of Subscription Rights Certificate
Exhibit 4: List of Authorized Representatives
Schedule A: Subscription Agent Fees